Exhibit 99.1

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman and CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES APPELLATE DECISION

Medway, MA, January 17, 2006—Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, announced that the Superior Court of Pennsylvania has affirmed the previously reported $2,452,783 judgment entered March 31, 2004 against the Company in the Kirila v. Cybex International, Inc. litigation. The Company continues to believe that the basis for that judgment was in error, and it intends to file a Petition for Allowance of Appeal with the Supreme Court of Pennsylvania.

CYBEX is in the process of analyzing whether any net adjustment to its litigation reserve is required, including in connection with the Kirila judgment and related costs and expenses, including interest. The Company anticipates that, if a litigation charge is necessary, the impact on fourth quarter 2005 pre-tax operating income will not exceed $900,000. While CYBEX intends to continue its appeal in the Kirila matter, it has sufficient liquidity to satisfy the judgment if its appeal to the Supreme Court of Pennsylvania is ultimately unsuccessful.

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 6, 2005.

#####